Indiana Community BANCORP

NEWS RELEASE

For Immediate Release		July 22, 2008

Contacts:	John K. Keach, Jr.	Mark T. Gorski
	Chairman	Executive Vice President
	Chief Executive Officer	Chief Financial Officer
	(812) 373-7816	(812) 373-7379

INDIANA COMMUNITY BANCORP ANNOUNCES
SECOND QUARTER EARNINGS

(Columbus, In) - Indiana Community Bancorp (the “Company”) (NASDAQ: INCB), the holding company of Indiana Bank and Trust Company of Columbus, Indiana (the “Bank”), today announced quarterly earnings of $273,000 or $0.08 diluted earnings per common share, for the quarter. This compared to earnings of $1,691,000 or $0.47 diluted earnings per share, for the comparable quarter in 2007. Year-to-date net income was $1,692,000 or $0.50 diluted earnings per common share, compared to $2,780,000, or $0.77 diluted earnings per common share, a year earlier. The second quarter was negatively impacted by an increase in the provision for loan losses of approximately $1.5 million over planned levels and by the recognition of an impairment charge related to the Bank’s investment in the AMF Ultra Short Mortgage Fund of $419,000. Total loans increased $25.1 million for the quarter and $27.9 million year-to-date driven by commercial loan and commercial mortgage loan growth of $33.0 million for the quarter and $47.2 million year-to-date. Chairman and CEO John Keach, Jr. stated, “The decision to aggressively address credit issues was done to enhance the Company’s franchise value in the long term.” Executive Vice President and CFO Mark Gorski added, “Management of credit quality and expense reduction initiatives will be our primary focus during the second half of 2008.”

Balance Sheet

Total assets were $925.9 million as of June 30, 2008, an increase of $17.1 million from December 31, 2007. Total loans increased $25.1 million for the quarter and $27.9 million year-to-date. The growth in the loan portfolio was primarily the result of an increase in commercial loans of $5.6 million year-to-date and an increase in commercial mortgage loans of $41.6 million year-to-date. The increase in commercial loans has been partially offset by a decrease in residential mortgage loans. Residential mortgage loans have decreased $12.5 million year-to-date as substantially all new mortgage loan originations are being sold in the secondary market.

Total retail deposits decreased $11.8 million year-to-date. During 2008, public fund interest checking account balances decreased $11.6 million which reflects a normal seasonal trend as many of the Bank’s public entity customers maintain larger balances at year end. Total retail deposits excluding public fund checking were flat compared to December 31, 2007. Increases in demand account balances of $12.2 million and certificates of deposit of $4.4 million were offset by decreases in money market account balances of $24.4 million.

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Indiana Community Bancorp
Second Quarter Earnings

Total FHLB borrowings increased $27.4 million year-to-date. The increase in FHLB borrowings was necessary to provide funding for loan growth and to offset the decrease in retail deposits.

As of June 30, 2008, shareholders’ equity was $67.4 million. The return on average assets year-to-date was 0.37% annualized while the return on average equity year-to-date was 4.96%.

Asset Quality

Provision for loan losses totaled $1.9 million for the quarter which represents an increase of $1.7 million over the $233,000 provision recorded in the second quarter of 2007. The $1.7 million increase in the provision for loan losses resulted primarily from a $400,000 increase relating to significant flooding which occurred during the second quarter in the Bank’s headquarters market of Columbus, Indiana, and a $1.1 million increase in the provision resulting from unusually high net charge offs for the second quarter. Charge offs for the second quarter were $1.3 million compared to historic levels of $250,000-300,000 per quarter. Based on a review of areas impacted by the flood, certain property securing Bank loans in the flooded areas sustained significant damage. The $400,000 provision expense related to the flood damage consisted of a $100,000 increase resulting from specific charge offs for loans affected by the flood damage and an additional provision expense of $300,000 recorded for inherent losses due to the decrease in the value of residential real estate in areas impacted by the flood. The large increase in charge offs during the second quarter resulted primarily from a $600,000 write down of a $3.0 million residential land development loan that had been classified as non-performing during 2007 and from charge offs related to residential mortgage and residential investment real estate loans. Non-performing assets to total assets increased to 1.45% at June 30, 2008 from 1.29% at December 31, 2007. Non-performing loans to total gross loans increased to 1.66% at June 30, 2008 from 1.51% at December 31, 2007. The ratio of the allowance for loan losses to total loans was 0.98% at June 30, 2008 compared to 0.92% at December 31, 2007.

Net Interest Income

Net interest income increased $304,000 or 4.4% to $7.2 million for the second quarter while year-to-date net interest income increased $391,000 or 2.9% to $14.1 million. Net interest margin for the second quarter of 2008 was 3.38%, which represented an increase of 14 basis points compared to the first quarter of 2008. Net interest margin had been 3.38% in the fourth quarter of 2007, but net interest margin for the first quarter of 2008 decreased to 3.24% due to a significant decrease in short term interest rates. Net interest margin rebounded to 3.38% in the second quarter of 2008 due primarily to reduced funding costs for certificates of deposit and money market deposits.

Non Interest Income

Non interest income decreased $439,000 to $2.8 million for the second quarter and decreased $262,000 to $5.9 million year-to-date. During the second quarter, the Bank recognized an impairment charge of $419,000 related to an investment in the AMF Ultra Short Mortgage Fund. During the second quarter, the net asset value of the Fund declined significantly due to liquidity concerns within the mortgage backed securities market combined with the downgrade of certain securities in the Fund’s portfolio by various ratings agencies. The Bank redeemed its shares in the Fund for cash and securities during the third quarter, resulting in an additional impairment charge of $17,000 in that quarter. Excluding the impact of the impairment charge, non interest income increased $157,000 or 2.6% year-to-date.

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Indiana Community Bancorp
Second Quarter Earnings

Gain on sale of loans increased $111,000 or 16.1% year-to-date due to increased origination volumes particularly in Indianapolis. Investment advisory services increased $67,000 or 7.6% year-to-date due to increased assets under management.

Non Interest Expenses

Non interest expenses increased $451,000 or 6.2% to $7.8 million for the second quarter while year-to-date non interest expenses increased $68,000 or 0.5% to $15.2 million. Excluding the impact of the one-time employee related expense and the write-down of the Bank’s former operations building incurred in 2007, expenses increased $651,000 or 8.9% for the second quarter and $1.1 million or 7.0% year-to-date. Compensation and employee benefits expense increased $186,000 or 4.6% for the second quarter and $337,000 or 4.1% year-to-date due to additional salary and incentive compensation expense for the new commercial lending, cash management and commercial credit staff in Indianapolis, an increase in the Company match on the 401(k) and normal annual salary increases partially offset by a decrease in expense related to the defined benefit pension plan. The Company froze its defined benefit pension plan effective April 1, 2008 which decreased expense by $102,000 in the second quarter of 2008 compared to the first quarter. Marketing expense increased $184,000 for the quarter and $333,000 year-to-date due to the timing of advertising associated with the name change. The Company anticipates total marketing cost for 2008 to approximate the average marketing expense over the previous two years. Miscellaneous expenses associated with non-performing assets and other real estate owned increased $155,000 for the second quarter and $204,000 year-to-date due to increased costs associated with certain properties.

Stock Repurchase Programs

In January 2008, the Board of Directors approved the thirteenth repurchase, from time to time, on the open market of up to 5% of the Company’s outstanding shares of common stock, without par value (“Common Stock”), or 168,498 such shares. Such purchases will be made subject to market conditions in open market or block transactions. Management believes that the purchase of these shares will help increase long term shareholder value by increasing earnings per share and return on equity. The Company repurchased 11,886 shares under this plan during the first quarter. There were no shares repurchased during the second quarter.

Indiana Community Bancorp is a bank holding company registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”), which has been authorized by the Federal Reserve to engage in activities permissible for a financial holding company. Indiana Bank and Trust Company, its principal subsidiary, is an FDIC insured state chartered commercial bank. Indiana Bank and Trust Company was founded in 1908 and offers a wide range of consumer and commercial financial services through 20 branch offices in central and southeastern Indiana.

Forward-Looking Statement

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as “expects,” “intends,” “believes,” and “should,” which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. Indiana Community Bancorp undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release. The Company’s ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company’s most recent annual report on Form 10-K, which disclosures are incorporated by reference herein.

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INDIANA COMMUNITY BANCORP
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)	June 30,	December 31,
	2008	2007

Assets:
Cash and cash equivalents	$30,877	$40,552
Securities available for sale at fair value (amortized cost $63,774 and $62,551)	63,277	62,306
Securities held to maturity at amortized cost (fair value $1,544 and $1,558)	1,550	1,557
Loans held for sale (fair value $5,376 and $7,250)	5,261	7,112
Portfolio loans:
Commercial loans	213,217	207,590
Commercial mortgage loans	310,622	269,035
Residential mortgage loans	130,024	142,481
Second and home equity loans	100,127	103,560
Other consumer loans	24,131	27,345
Unearned income	(342)	(165)
Total portfolio loans	777,779	749,846
Allowance for loan losses	(7,649)	(6,972)
Portfolio loans, net	770,130	742,874

Premises and equipment	15,368	15,599
Accrued interest receivable	3,996	4,670
Goodwill	1,875	1,875
Other assets	33,564	32,261
TOTAL ASSETS	$925,898	$908,806

Liabilities and Shareholders’ Equity:
Liabilities:
Deposits:
Demand	$81,913	$69,728
Interest checking	94,618	103,624
Savings	42,490	37,513
Money market	161,410	185,803
Certificates of deposits	305,543	301,146
Retail deposits	685,974	697,814
Brokered deposits	9,184	9,174
Public fund certificates	2,662	563
Wholesale deposits	11,846	9,737
Total deposits	697,820	707,551

FHLB borrowings	126,782	99,349
Short term borrowings	-	20
Junior subordinated debt	15,464	15,464
Accrued taxes, interest and expense	2,637	2,981
Other liabilities	15,792	15,987
Total liabilities	858,495	841,352

Commitments and Contingencies

Shareholders' equity:
No par preferred stock; Authorized: 2,000,000 shares
Issued and outstanding: None
No par common stock; Authorized: 15,000,000 shares
Issued and outstanding: 3,358,079 and 3,369,965	20,346	20,305
Retained earnings, restricted	48,170	48,089
Accumulated other comprehensive loss, net	(1,113)	(940)

Total shareholders' equity	67,403	67,454

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$925,898	$908,806

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INDIANA COMMUNITY BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)
(unaudited)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Interest Income:
Short term investments	$92	$322	$393	$755
Securities	675	665	1,359	1,309
Commercial loans	3,129	3,578	6,550	6,890
Commercial mortgage loans	4,453	4,042	8,954	7,922
Residential mortgage loans	2,251	2,679	4,601	5,392
Second and home equity loans	1,524	1,783	3,205	3,654
Other consumer loans	478	584	985	1,172
Total interest income	12,602	13,653	26,047	27,094

Interest Expense:
Checking and savings accounts	154	414	516	931
Money market accounts	545	1,373	1,622	2,686
Certificates of deposit	3,167	3,621	6,642	7,060
Total interest on retail deposits	3,866	5,408	8,780	10,677

Brokered deposits	112	177	223	429
Public funds	24	5	47	12
Total interest on wholesale deposits	136	182	270	441
Total interest on deposits	4,002	5,590	9,050	11,118

FHLB borrowings	1,266	928	2,528	1,765
Other borrowings	-	5	-	7
Junior subordinated debt	174	274	419	545
Total interest expense	5,442	6,797	11,997	13,435

Net interest income	7,160	6,856	14,050	13,659
Provision for loan losses	1,924	223	2,284	503
Net interest income after provision for loan losses	5,236	6,633	11,766	13,156

Non Interest Income:
Gain on sale of loans	396	378	799	688
Loss on securities	(419)	-	(419)	-
Investment advisory services	481	448	952	885
Service fees on deposit accounts	1,659	1,708	3,154	3,163
Loan servicing income, net of impairment	149	153	274	296
Miscellaneous	511	529	1,101	1,091
Total non interest income	2,777	3,216	5,861	6,123

Non Interest Expenses:
Compensation and employee benefits	4,196	4,010	8,465	8,128
Occupancy and equipment	1,012	1,006	2,068	1,984
Service bureau expense	485	400	941	791
Marketing	539	355	894	561
Miscellaneous	1,522	1,532	2,801	3,637
Total non interest expenses	7,754	7,303	15,169	15,101

Income before income taxes	259	2,546	2,458	4,178
Income tax provision/(benefit)	(14)	855	766	1,398
Net Income	$273	$1,691	$1,692	$2,780

Basic earnings per common share	$0.08	$0.48	$0.50	$0.79
Diluted earnings per common share	$0.08	$0.47	$0.50	$0.77

Basic weighted average number of shares	3,358,079	3,497,378	3,361,271	3,540,372
Dilutive weighted average number of shares	3,358,253	3,581,548	3,366,472	3,631,479
Dividends per share	$0.200	$0.200	$0.400	$0.400

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Supplemental Data:	Three Months Ended		Year to Date
(unaudited)	June 30,		June 30,
	2008	2007	2008	2007
Weighted average interest rate earned
on total interest-earning assets	5.95%	6.89%	6.13%	6.85%
Weighted average cost of total
interest-bearing liabilities	2.64%	3.52%	2.90%	3.51%
Interest rate spread during period	3.30%	3.37%	3.23%	3.34%

Net interest margin
(net interest income divided by average
interest-earning assets on annualized basis)	3.38%	3.46%	3.31%	3.45%
Total interest income divided by average
total assets (on annualized basis)	5.50%	6.29%	5.67%	6.24%
Total interest expense divided by
average total assets (on annualized basis)	2.39%	3.14%	2.63%	3.12%
Net interest income divided by average
total assets (on annualized basis)	3.12%	3.16%	3.06%	3.15%

Return on assets (net income divided by
average total assets on annualized basis)	0.12%	0.78%	0.37%	0.64%
Return on equity (net income divided by
average total equity on annualized basis)	1.60%	9.92%	4.96%	8.00%

	June 30,	December 31,
	2008	2007

Book value per share outstanding	$20.07	$20.02

Nonperforming Assets:
Loans: Non-accrual	$11,612	$10,516
Past due 90 days or more	172	64
Restructured	1,228	874
Total nonperforming loans	13,012	11,454
Real estate owned, net	282	286
Other repossessed assets, net	97	25
Total Nonperforming Assets	$13,391	$11,765

Nonperforming assets divided by total assets	1.45%	1.29%
Nonperforming loans divided by total loans	1.66%	1.51%

Balance in Allowance for Loan Losses	$7,649	$6,972

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